EXHIBIT 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

New Gold Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$600,000,000 (2)	$147.60 per $1,000,000	$88,560
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$600,000,000		$88,560
	Total Fees Previously Paid							N/A
	Total Fee Offsets							$0
	Net Fee Due							$88,560

(1) There are being registered under the Registration Statement to which this exhibit pertains (this “Registration Statement”) such indeterminate number of common shares, debt securities, subscription receipts, warrants and units of New Gold Inc. (the “Registrant”) as shall have an aggregate initial offering price not to exceed US$600,000,000 (or its equivalent in any other currency used to denominate the securities).

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.